CHANGE IN CONTROL

                                        TERMINATION AGREEMENT

    Agreement made this 20th day of May, 1996, by and between CHIPPEWA VALLEY BANK, an Ohio banking corporation, and CHIPPEWA VALLEY BANCSHARES, INC., hereinafter collectively referred to as "Bank" and PHILIP S. SWOPE, hereinafter referred to as "Executive".

    WITNESSETH:

    The Executive serves as the President and Chief Executive
    Officer of the Bank and is the key corporate officer of the Bank.

    The Board of Directors of the Bank has determined that the interests of Chippewa Valley Bancshares, Inc. shareholders will be best served by assuring that its key corporate officer will adhere to the policy of the Board of Directors with respect to any event by which another entity would acquire effective control of the bank, including but not limited to a tender offer.

    The Board of Directors ahs also determined that it is in the Best interest of the shareholders to promote stability for a key officer.

    IN CONSIDERATION OF THE FOREGOING, the mutual
    Covenants hereinafter contained and other good and valuable consideration, receipt of which is hereby acknowledged, the Bank and Executive agree as follows:

    A. Duties of Executive. Executive shall support the position of The Board of Directors and shall take any action reasonably
    Requested by the Board of Directors with respect to any Event by which another entity would acquire effective control of the Bank, including but not limited to a tender offer.

    B. Change in Control. The term "Change in Control" shall mean a change in control of a nature that would be required to be reported by persons or entities subject to the reporting requirements of Section 14(a) of the Securities Exchange Act of 1934 in response to item 5(f) of Schedule 14A of Regulation 14(A) as in effect on the date hereof, or successor provisions thereto, provided that, without limitation, such a change in control shall be deemed to have occurred if (a) any unaffiliated "person", "entity" and "group" (as defined in Rule 13 (d) -3 issued under the Securities Exchange Act of 1934) directly or indirectly becomes the owner of securities of the Bank representing 30% or more of the combined voting power of the Bank then outstanding securities or (b) at any time during any period of two consecutive calendar years individuals, who at the beginning of such period constitute the Board of Directors of the Bank, cease for any reason to constitute at least the majority of such Board unless the election, or the nomination for election, by the Bank's shareholders of each new director was approved by a vote of at least two-thirds of the directors still in office who were directors of the Bank at the beginning of such two-year period.

    C. Bank's Right to Terminate.  The Executive shall serve the
    Bank at the pleasure of the Bank's Board until such change
    In control of the Bank occurs.

    D. Termination Following Change in Control. In the event of termination of employment subsequent to a Change in Control and prior to the expiration of the term of this Agreement, the Executive shall be entitled to the benefits provided in Paragraph F unless such termination is (a) because of the Executive's Death, Retirement or Disability,
    (b) by the Bank for Cause, or (c) by the Executive other than for Good Reason.

    1) Disability or Retirement. Termination of employment by the Bank based on "Disability" shall mean termination because of Total and Permanent Disability as defined in the Long-Term Disability Plan of the Bank, in effect from time to time, in which the Executive is participating. Termination of employment based on "Retirement" shall mean termination of employment by the Executive in accordance with the retirement policy (including early retirement policy) which is in effect from time to time and is generally applicable to the Bank'[ salaried employees.

    2) Cause. The term "Cause" shall mean termination upon one or more of the following acts of the
    Executive:

    a) Felonious criminal activity whether or not affecting the Bank

    b) Disclosure to unauthorized persons of Bank information which is believed by the Board of Directors of the Bank to be confidential'

    c) Breach of any contract with, or violation of any legal obligation to, the Bank or dishonesty; or

    d) Gross negligence or insubordination in the performance of duties of the position held by the Executive.

    3) Good Reason.  The term "Good Reason" shall mean
    Voluntary termination of employment by the Executive based on any of the following:

    a) Involuntary reduction in the Executive's monthly or bi-weekly based salary, which ever is applicable, as in effect immediately prior to a Change in Control unless such reduction occurs simultaneously with a Bank-wide reduction in officers' salaries;

    b) Involuntary relocation to another office located more than 50 miles from Executive's office location at the time the Change in Control occurs;

    c) Significant reduction in the Executive responsibilities and status within the Bank's organization or change in the Executive's title or office without prior written consent of the Executive.

    d) Involuntary discontinuance of the Executive's
    Participation in any benefit plans maintained by the Bank unless such plans are discontinued by Reason of law or loss of tax deductibility to the Bank with respect to contributions to such plans, or are discontinued as a matter of the Bank's policy applied equally to all participants in such plans;

    e) Involuntary reduction of the Executive's paid vacation to less than fifteen (15) working days per calendar years;

    f) Failure to obtain an assumption of the Bank's obligations under this Agreement by any successor to the Bank, regardless of whether such entity becomes a successor to the Bank as a result of a merger, consolidation, sale of the assets of the Bank, or other form of reorganization; or
     Termination of employment which is not effected pursuant to a Notice of Termination satisfying the requirements of Paragraph E herein.

    E. Notice of Termination. Any purported termination of the Executive's employment by the Bank or by the Executive shall be communicated by written Notice of Termination to the other party. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon, shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provisions so indicated and shall specify a "Date of Termination."

    F. Compensation and Benefits Upon Termination.

    1) If, after a Change in Control has occurred and prior to the expiration of the term of this Agreement, the Executive's employment by the Bank shall be terminated: (1) by the Bank other than for Cause, Disability, Retirement or death or (2) by the Executive for Good Reason, then the Executive shall be entitled to the compensation and benefits provided in Subparagraph (3) below.

    2) If either of the conditions in Subparagraph (1) above are satisfied, the compensation and benefits described in Subparagraph (3) below shall continue to be paid or provided until the first to occur of: (a) the expiration of a period of thirty-six (36) months after the Date of Termination of the Executive's employment by the Bank or (b) the date as of which the Executive obtains comparable employment with another employer. In no event, however,shall such compensation and benefits continue beyond age sixty-five (65) or the Executive's death, whichever first occurs. For purposes of this Subparagraph (2), the Executive shall be deemed to have obtained comparable employment" if the annual compensation payable to the Executive with respect to his new position is substantially equivalent to the annual base salary being paid to the Executive by the Bank at the time that his employment is terminated. Also, for purposes of this Agreement, the term "Month" shall mean a period of thirty (30) days.

    3) The compensation and benefits payable to Executive pursuant to this Paragraph F shall be as follows:
    Base Salary.  The Bank shall pay to the Executive
    a) His monthly or bi-weekly base salary, whichever is applicable, at the rate in effect at the time Notice of Termination is given or immediately preceding a Change in Control, whichever is higher. Such payments shall be made periodically according to the same schedule as such salary payments are made to the Bank's salaried employees.

    b) Medical and Life Insurance. The Bank shall provide medical, life and accidental death and dismemberment insurance (including conversion rights), with coverage and limits identical to those in effect with respect to the Executive immediately prior to the Change in Control. For the sole purpose of determining the Executive's eligibility to participate in the bank's medical, life and accidental death and dismemberment insurance plans, the Executive shall be considered to be on a paid leave of absence as long as he is receiving compensation or benefits under this Agreement.

    G. Overall Limitation on Benefits. Notwithstanding any provision in this Agreement to the contrary, if the compensation and benefits provided to the Executive pursuant to or under this Agreement, either alone or with other compensation and benefits received by the Executive, would constitute "parachute payments" within the meaning of Section 280G of the Internal Revenue Code (the "Code"), or the regulations adopted or proposed thereunder, then the compensation and benefits payable pursuant to or under this Agreement shall be reduced to the extentnecessary so that no portion thereof shall be subject to the excise tax imposed by Section 4999 of the Code. The Executive or any other party entitled to receive the compensation or benefits thereunder may request a determination as to whether the compensation or benefit would constitute a parachute payment and, if requested, such determination shall be made by independent tax counsel selected by the Bank and approved by the party requesting such determination. In the event that any reduction is required under this Paragraph G, the Bank shall consult with the Executive in determining the order in which compensation and benefits shall be reduced.

    H. Legal Fees. The Bank shall pay all legal fees and expenses incurred by the Executive in enforcing any right or benefit provided by this Agreement.

    I. Term of Agreement. This Agreement shall continue in effect Until the earliest to occur of the following:

    1) the last day of the thirty-sixth (36) month, as defined in Paragraph F, after a Change in Control occurs; or
    2) the date as of which the Bank terminates the Executive's employment, unless such termination of employment occurs after a Change in Control and is for other than Cause, Disability, Retirement or Death;
    3) or the date as of which the Executive voluntarily terminates his employment withthe Ban, unless such termination of employment occursafter a Change in Control and is for Good Reason.

    In the event that the Executive becomes entitled to the compensation or benefits provided in Paragraph F of this Agreement before an event of termination occurs as provided in This Paragraph I, such compensation and benefits shall continue for the period provided in Paragraph F notwithstanding the occurrence of such termination.

    J. Notice. For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by certified or registered mail, return receipt requested, postage prepaid, provided that all notices to the Bank shall be directed to the attention of the Board of Directors of the Bank and a copy to the Secretary of the Bank, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

    K. Miscellaneous. No provisions of this Agreement may be modified, waived, or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and such officer as may be specifically designated by the Board of Directors of the Bank. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement; provided, however, that this Agreement shall not supersede or in any way limit the rights, duties or obligations Executive may have under any other written agreement with the Bank. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Ohio.

    L. Validity. The validity or unenforceability of any provisions of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

    M. Counterparts.
    This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original by all of which together will constitute one and the same instrument.


    IN WITNESS WHEREOF, the parties hereto have executed
    This  Agreement on the date above first written.

    Signed in the presence of:

    ______________      CHIPPEWA VALLEY BANK AND
                        CHIPPEWA VALLEY BANCSHARES, INC.

    _________By: /s/_Carl H. Bradford_______________
                      (Carl H. Bradford, Jr.)  Secretary

    _________BANK

    ___________/s/__Philip S. Swope________________
                      EXECUTIVE